Exhibit (g)(1)(f)
EXHIBIT 1
CUSTODIAN SERVICES AGREEMENT

PF Portfolio Optimization Model A Fund
PF Portfolio Optimization Model B Fund
PF Portfolio Optimization Model C Fund
PF Portfolio Optimization Model D Fund
PF Portfolio Optimization Model E Fund
PF AIM Blue Chip Fund
PF Goldman Sachs Short Duration Bond Fund
PF Janus Growth LT Fund
PF Lazard Mid-Cap Value Fund
PF Lazard International Value Fund
PF MFS International Large-Cap Fund
PF NB Fasciano Small Equity Fund
PF Oppenheimer Main Street® Core Fund
PF Oppenheimer Emerging Markets Fund
PF PIMCO Managed Bond Fund
PF PIMCO Inflation Managed Fund
PF Pacific Life Money Market Fund
PF Salomon Brothers Large-Cap Value Fund
PF Van Kampen Comstock Fund
PF Van Kampen Mid-Cap Growth Fund
PF Van Kampen Real Estate Fund

AGREED TO & ACCEPTED BY:

PACIFIC FUNDS

By:	/s/ Glenn S. Schafer

Name: Glenn S. Schafer
Title: President

PFPC TRUST COMPANY

By:	/s/ Edward A. Smith III

Name: Edward A. Smith III Title: Vice President

Effective: October 1, 2005